Exhibit 16.1

July 2, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 2, 2013 of Greer Bancshares, Inc. (the Company), which we understand will be filed with the Securities and Exchange Commission, and agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with the other statements of the Company contained therein.

Sincerely,

/s/ Dixon Hughes Goodman LLP

Dixon Hughes Goodman LLP

Atlanta, Georgia